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                                                                     EXHIBIT 2.4


                                                                   FILED
                                                             JAMES J. WALDRON

                     COPY                                       AUG 19 1997

                                                           U.S. BANKRUPTCY COURT
                                                                NEWARK, NJ

                                                            BY          DEPUTY
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HELLRING LINDEMAN GOLDSTEIN & SIEGAL
Attorneys for Debtor/Debtor-In-Possession
One Gateway Center
Newark, New Jersey 07102-5386
(201) 621-9020

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

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In the Matter of:             :   Case No. 94-27979 NLW

AMERICAN GRAPHIC INDUSTRIES,  :   Chapter 11 Proceeding
INC., t/a AGI,
                              :   Honorable Novalyn L. Winfield
       Debtor.
------------------------------x   Hearing Date: August 19, 1997

                        ORDER CONFIRMING MODIFICATION OF
                         AMENDED PLAN OF REORGANIZATION

     THIS MATTER, having come on before the Court on August 19, 1997, the date for confirmation of the modifications to the Debtor's First Amended Plan of Reorganization ("Plan"), said Plan having been filed on April 23, 1996 and having been confirmed by the Court on May 21, 1996; and it appearing that the Debtor filed a motion on May 27, 1997 for an order modifying the May 21, 1996 Confirmation Order and the Debtor's April 22, 1996 Disclosure

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Statement and Plan to modify the dividend to Class 2 general unsecured creditors; and it having been determined that:

          1. The Court entered an Order on June 23, 1987 approving the modification of the Debtor's April 22, 1996 Disclosure Statement and Plan in accordance with Section 1127(b) of the Bankruptcy Code to provide that:

     All Class 2 General Unsecured Creditors, who chose the non-cash dividend option under the Plan and who were to receive pro rata shares of stock and warrants in WBAG Resources, Inc. ("WBAG") and a newly formed subsidiary known as Glycosyn Pharmaceutical, Inc. ("Glycosyn"), shall receive, in lieu thereof, pro rata shares of stock and warrants in Hawaiian Vintage Chocolate in place of WBAG and pro rata shares of stock and warrants in Walton Technologies, Inc. in place of Glycosyn.

          2. The Court having determined that the application filed in support of the Debtor's May 27, 1997 motion to modify the Order Confirming Plan and Disclosure Statement and Plan ("Application") contains "adequate information" as required by Section 1125 of the Bankruptcy Code for the purpose of resoliciting creditors; and

          3. The Application and Order authorizing modification of the Disclosure Statement and Plan have been served on all creditors and other parties in interest together with a form of ballot approved by the Court, and the modifications to the Plan

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have been accepted in writing by creditors and interest holders whose acceptance is required by law; and

      4. The identity, qualifications and affiliations of the persons who are to be directors or officers, or voting trustees, if any, of the Reorganized Corporate Debtor or successor to the Corporate Debtor under the Plan, after confirmation of the modifications to the Plan, have been fully disclosed, and the appointment of such persons to such offices, or the continuance therein, is equitable and consistent with the interest of the creditors and equity security holders and with public policy; and

      5. Confirmation of the modifications to the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan as modified,

      IT IS on this 19th day of August, 1997,

      ORDERED that the Plan filed by the Debtor on April 23, 1996 and confirmed by the Court on May 21, 1996, be and is hereby modified and amended to provide that the means for execution of the Plan as contained in Article VI on page 17 of the Plan is modified as follows:



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                                   ARTICLE 6.

                        MEANS FOR EXECUTION OF THE PLAN

     The non-cash dividend shall be funded by the issuance of stock and warrants by the Reorganized Debtor after its merger with Hawaiian Vintage Chocolate Co. (HVC) and formation of a subsidiary and subsequent merger of said subsidiary with Walton Technology, Inc. (WTI).

     6.1. Reorganized Debtor - On or after September 2, 1997, all currently issued and outstanding shares of the Debtor will be cancelled. The Debtor will merge with HVC and the Reorganized Debtor will change its name and will be known as Hawaiian Vintage Chocolate Co. The present management of HVC will become the management of the Reorganized Debtor. AGI's officers and management will be discharged. The Reorganized Debtor's Articles of Incorporation will be amended to authorize the issuance of 20,000,000 shares of common stock. 300,000 shares of stock will be available for pro rata allocation among AGI's creditors and other parties in interest. The current shareholders of HVC will receive 5,000,000 shares and DLS will receive 250,000 shares of common stock on account of its administrative claim. In addition to the 300,000 shares of common stock available to creditors and other parties in interest, they will also receive a pro rata interest in 100,000 Class A Warrants with an exercise price of $2.50 per share with a term of six months, a pro rata interest in 200,000 Class B Warrants with an exercise price of $4.00 per share with an expiration date of twelve months, and 200,000 Class C warrants with an exercise price of $6.00 per share for a term of 24 months. Total shares outstanding upon the conclusion of the transaction will be approximately 5,550,000. DLS will receive 100,000 Class A and 200,000 Class B and Class C Warrants. No odd lots or warrants will be issued and all allocations will be rounded up to the next whole number.

     Also on the effective date, WTI will merge with a newly-formed, wholly-owned subsidiary of the Reorganized Debtor which will be called Walton Technologies, Inc. The newly-formed, wholly-owned subsidiary will have authorized capital of 20,000,000 shares. 200,000 shares will be available for pro rata allocation amongst creditors and other parties in interest in AGI.


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In addition the current owner of WTI will receive 1,850,000 shares of common stock and DLS Financial Services, Inc. will receive 200,000 shares of common stock on account of its administrative claim. In addition to the 200,000 shares of common stock available for creditors and other parties in interest, they will also receive a pro rata interest in 100,000 Class A Warrants with an exercise price of $1.50 per share with a term six months from the effective date, 100,000 Class B Warrants with an exercise price of $3.00 per share with a term of one year from the effective date and 100,000 Class C Warrants with an exercise price of $5.00 per share with a term of 24 months from the effective date. DLS will receive 50,000 of each class of warrant on account of its administrative claim. There will be no odd lots and distributions will be rounded to the next whole number. Total shares outstanding on the effective date will be 2,250,000 shares.

The securities to be issued by the Reorganized Debtor and its subsidiary (or such agent as they may elect to employ) will be issued pursuant to the exemption provided for under Section 1145 of the Bankruptcy Code. The securities shall bear the legend required by the Office of the United States Trustee, which is as follows:

     The securities represented by this certificate have not been registered under the Securities Act of 1933 and were issued pursuant to an exemption provided by 11 U.S.C. Section 1145, under an order confirming Plan and an Order confirming modifications to said Plan in a case entitled, IN RE AMERICAN GRAPHIC INDUSTRIES, Case No. 94-27979 NLW, in the United States Bankruptcy Court for the District of New Jersey. The holder of this certificate is referred to 11 U.S.C. Section 1145(b) and (c) for guidance as to the sale of these securities.

All stock issued pursuant to the Plan and all stock issued upon exercise of the warrants shall have no par value, each share shall carry one vote and each share shall rank equally as to rights, dividends and returns. All such stock shall be free-trading for purposes of public or private sale, to the extent allowed by law. Further, recipients of the stock and warrants under the Plan shall not be deemed underwriters, controlling per-


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     sons, or affiliates of the issuer, in connection with their resale or other disposition or liquidation, except as required by applicable law.

          IT IS FURTHER ORDERED that, except as stated hereinabove, all of the provisions and terms of the Court's May 21, 1996 Confirmation Order and the Debtor's Plan shall remain in full force and effect.


                                        NOVALYN L. WINFIELD
                                        ------------------------------
                                        NOVALYN L. WINFIELD
                                        United States Bankruptcy Judge





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